Exhibit 99.1

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman & CEO	Liolios Group, Inc.
HearUSA, Inc.	info@liolios.com
(561) 478-8770	(949) 574-3860

HearUSA Reports First Quarter 2009 Results

West Palm Beach, Fla. -- May 12, 2009 -- HearUSA, Inc. (AMEX: EAR), the recognized leader in hearing care for the nation's top managed care providers through more than 180 company-owned hearing care centers and a network of more than 1,900 affiliated providers, reported financial results for the first quarter ended March 28, 2009.

First Quarter 2009 Highlights

•	Net revenues totaled $26.1 million, up 7% over the previous quarter
•	Sequential quarterly decrease in net loss from $2.8 million to $520,000, primarily as a result of increased revenues and the implementation of cost control measures
•	Completed acquisitions of nine hearing care centers in Q1 2009, with combined trailing 12-month revenues of $2.6 million

Financial Results for First Quarter 2009

In the first quarter 2009, net revenues totaled $26.1 million, an increase of 7% from $24.5 million in the previous quarter and a decrease of 9% from $28.7 million in the same year-ago period. The 7% increase from the previous quarter was attributable to organic growth and the impact of centers acquired during the fourth quarter of 2008 and the first quarter of 2009. The 9% year-over-year decrease was comprised of a 6% increase attributable to centers acquired over the last 12 months offset by a 15% decline in organic revenues. The company completed acquisitions of nine hearing care centers in the first quarter of 2009, with combined trailing 12-month revenues of $2.6 million.

Income from operations totaled $1.2 million in the first quarter of 2009, an improvement from both a loss of $1.7 million in the previous quarter (which included $630,000 of amortization and implementation costs associated with the AARP agreement) and income of $1.1 million in the same period a year ago (which included severance costs of $811,000). The first quarter improvement over the 2008 fourth quarter was primarily the result of higher revenues and the benefit of various cost control measures. These measures were initiated in the fourth quarter of 2008 and have continued to be implemented since the beginning of the year.

Net loss applicable to common stockholders decreased to $520,000 or ($0.01) per basic and diluted share, as compared to a net loss of $2.8 million or ($0.08) per basic and diluted share in the previous quarter and a net loss of $685,000 or ($0.02) per basic and diluted share in the same period a year ago.

"We are encouraged by the increase in revenues and significant reduction in net loss over the previous quarter,” said Stephen J. Hansbrough, HearUSA's chairman and CEO. "The steps we took toward the end of 2008 are beginning to show the results we expected. Our new marketing initiatives have led to increased revenues while preserving our margins, and our cost control initiatives have resulted in significant decreases in operating costs.”

Gino Chouinard, HearUSA’s president and COO said: “We previously announced cost saving measures designed to yield $5 million in savings in 2009. During the first quarter we continued to seek operating efficiencies and have found additional ways to save, including the implementation of a five percent temporary across-the-board reduction in salaries. We expect these new measures to increase our total cost savings to more than $8 million on an annualized basis.”

Frank Puñal, the company’s CFO, added, “The proceeds from the recent sale of our Canada unit for net cash of $20 million have also significantly improved our balance sheet and liquidity in the current second quarter. This is especially important as we weather these challenging economic times as well as position the company to maximize the opportunities we previously announced. This includes acquisitions in the U.S. at a time which has never been more favorable.”

Conference Call

HearUSA will hold a conference call later today to discuss its first quarter 2009 financial results. The company’s senior management will host the presentation, which will be followed by a question and answer period.

Date: Tuesday, May 12, 2009

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Domestic callers: 1-800-862-9098

International callers: 1-785-424-1051

Conference ID#: 7HEARUSA

Internet simulcast and replay: http://viavid.net/dce.aspx?sid=00006354

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 1-949-574-3860.

A replay of the call will be available later that evening and will be accessible until May 26, 2009:

Toll-free replay number: 1-800-695-0715

International replay number: 1-402-220-1423

(No passcode required)

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through 180 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina and Pennsylvania. The company also derives revenues from its HearUSA Hearing Care Network, comprised of over 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 including those relating to the steps taken in response to the economic downturn and the company’s expectation of achieving a total cost savings of more than $8 million on an annualized basis. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the company’s ability to maintain cost controls and limit expenses; management’s assumptions relating to its forecasted costs and savings; and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including the company’s Form 10-K for the fiscal year ended December 27, 2008.

HearUSA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	March 28,	March 29,
	2009	2008
	(Dollars in thousands, except per share amounts)

Net revenues
Hearing aids and other products	$24,128	$26,680
Services	1,947	2,008
Total net revenues	26,075	28,688

Operating costs and expenses
Hearing aids and other products	6,623	7,588
Services	545	545
Total cost of products sold and services	7,168	8,133
Center operating expenses	12,950	14,023
General and administrative expenses	4,077	4,759
Depreciation and amortization	648	662
Total operating costs and expenses	24,843	27,577
Income from operations	1,232	1,111
Non-operating income (expenses)
Interest income	–	16
Interest expense	(1,351)	(1,241)
Loss from continuing operations before income tax expense	(119)	(114)
Income tax expense	(251)	(200)
Net loss	(370)	(314)
Joint venture net income attributable to non-controlling interest	(115)	(336)
Net loss – controlling interest	(485)	(650)
Dividends on preferred stock	(35)	(35)
Net loss – controlling interest applicable to common stockholders	$(520)	$(685)
Net loss – controlling interest applicable to common stockholders per common share – basic and diluted	$(0.01)	$(0.02)
Weighted average number of shares of common stock outstanding – basic and diluted	44,818	38,588

HearUSA, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 28,	December 27,
	2009	2008
ASSETS	(Dollars in thousands, except par values)
Current assets
Cash and cash equivalents	$3,084	$3,553
Accounts and notes receivable, less allowance for doubtful accounts of $552 and $506	7,050	7,371
Inventories	1,669	1,682
Prepaid expenses and other	893	502
Total current assets	12,696	13,108
Property and equipment, net	5,140	4,876
Goodwill	67,869	65,953
Intangible assets, net	15,673	15,630
Deposits and other	838	810
Restricted cash and cash equivalents	224	224
Total Assets	$102,440	$100,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,269	$5,011
Accrued expenses	2,611	3,208
Accrued salaries and other compensation	3,429	3,713
Current maturities of long-term debt	7,214	6,915
Dividends payable	35	34
Total current liabilities	21,558	18,881
Long-term debt	48,474	49,099
Deferred income taxes	7,519	7,284
Total long-term liabilities	55,993	56,383
Commitments and contingencies	–	–

Stockholders’ equity
Preferred stock (aggregate liquidation preference $2,330,$1 par, 7,500,000 shares authorized)	–	–
Series H Junior Participating (none outstanding)	–	–
Series J (233 shares outstanding)	–	–
Total preferred stock	–	–

Common stock: $.10 par; 75,000,000 shares authorized 44,861,290 and 44,828,384 shares issued	4,486	4,483
Additional paid-in capital	137,108	136,924
Accumulated deficit	(116,880)	(116,360)
Accumulated other comprehensive income	1,019	1,249
Treasury stock, at cost: 523,662 common shares	(2,485)	(2,485)
Non-controlling interest	1,641	1,526
Total stockholders’ equity	24,889	25,337
Total Liabilities and Stockholders’ Equity	$102,440	$100,601